Sticker to Prospectus

The Prospectus for ICON Leasing Fund Twelve, LLC consists of (1) this sticker, (2) the Prospectus which is dated May 7, 2007, (3) Supplement No. 1 dated June 25, 2007, (4) Supplement No. 2 dated August 16, 2007, (5) Supplement No. 3 dated November 20, 2007, (6) Supplement No. 4 dated January 18, 2008, (7) Supplement No. 5 dated April 7, 2008, (8) Supplement No. 6 dated May 7, 2008, (9) Supplement No. 7 dated May 21, 2008, (10) Supplement No. 8 dated June 27, 2008, (11) Supplement No. 9 dated August 1, 2008, (12) Supplement No. 10 dated November 5, 2008, (13) Supplement No. 11 dated December 8, 2008, and (14) this Supplement No. 12 dated December 31, 2008, which contains information related to the current status of the offering and corrects typographical errors in Table I of the prior performance tables dated December 31, 2007 filed with Supplement No. 11.

Filed Pursuant to Rule 424(b)(3)
SEC File No. 333-138661

ICON LEASING FUND TWELVE, LLC

SUPPLEMENT NO. 12
DATED DECEMBER 30, 2008

TO PROSPECTUS DATED
MAY 7, 2007

Summary

We are providing you with this Supplement No. 12, dated December 30, 2008, to update the Prospectus, dated May 7, 2007, as amended by Supplement No. 1, dated June 25, 2007, Supplement No. 2, dated August 16, 2007, Supplement No. 3, dated November 20, 2007, Supplement No. 4, dated January 18, 2008, Supplement No. 5, dated April 7, 2008, Supplement No. 6, dated May 7, 2008, Supplement No. 7, dated May 21, 2008, Supplement No. 8, dated June 27, 2008, Supplement No. 9, dated August 1, 2008, Supplement No. 10, dated November 5, 2008, and Supplement No. 11, dated December 8, 2008. The information in this Supplement No. 12 supplements, modifies and supersedes some of the information contained in the ICON Leasing Fund Twelve, LLC (“Fund Twelve”) Prospectus, as amended by Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6, Supplement No. 7, Supplement No. 8, Supplement No. 9, Supplement No. 10 and Supplement No. 11. This Supplement No. 12 forms a part of, and must be accompanied or preceded by, the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6, Supplement No. 7, Supplement No. 8, Supplement No. 9, Supplement No. 10 and Supplement No. 11.

The primary purposes of this Supplement No. 12 are to:

•	Describe the current status of the offering; and
•	Correct typographical errors contained in Table I of the Prior Performance Tables dated December 31, 2007 of ICON Capital Corp. and its affiliates filed as part of Supplement No. 11.

Current Status of the Offering

The initial closing date for Fund Twelve was May 25, 2007, the date at which Fund Twelve had raised $1,200,000 and reached the minimum offering amount. On July 13, 2007, Fund Twelve achieved the $20,000,000 minimum offering for the Commonwealth of Pennsylvania. As of December 26, 2008, 271,950 shares of membership interests have been sold to 6,438 additional members, representing $271,086,633 of capital contributions to Fund Twelve.

Compensation Paid to Affiliates and Certain Non-Affiliates

Through December 26, 2008, Fund Twelve paid and/or accrued the following fees or expenses in connection with its offering of its membership interests: (i) sales commissions to third parties in the amount of $21,065,690, (ii) underwriting fees to affiliated parties in the amount of $5,266,422, and (iii) organizational and offering fees to affiliated parties in the amount of $5,105,438. These fees are described on pages 25 and 26 of the Prospectus, as supplemented.

Correction to Prospectus Supplement No. 11

Table I – Experience in Raising and Investing Funds December 31, 2007 (Unaudited) on page S-14 of Supplement No. 11 dated December 8, 2008 contained typographical errors. Set forth below is a corrected Table I which replaces, in its entirety, the previously provided Table I.

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TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS
December 31, 2007
(Unaudited)

The following table sets forth certain information, as of December 31, 2007, concerning the experience of ICON Capital Corp. in raising and investing funds in all Prior Public Funds the offering of which have closed since December 31, 2005. Information is provided with respect to the manner in which the offering proceeds have been applied. Also presented is information pertaining to the timing and length of these offerings and the time periods over which the offering proceeds have been invested in equipment.

	Fund Ten			Fund Eleven
		% of Dollar Amount Raised	% of Equity Invested		% of Dollar Amount Raised	% of Equity Invested
Dollar amount offered	$150,000,000			$375,000,000
Dollar amount raised	$149,994,502	100%		$365,198,690	100%
Less offering expenses:
Sales Commissions	11,996,101	8.00%	9.86%	29,210,870	8.00%	7.63%
Underwriting Fees paid to the ICON Capital's affiliate	2,999,885	2.00%	2.47%	7,304,473	2.00%	1.91%
Organizational and Offering Expenses paid to ICON Capital Corp.	3,374,911	2.25%	2.77%	6,978,355	1.91%	1.82%
Cash Reserves	1,499,945	1.00%	1.23%	3,651,987	1.00%	0.95%
Offering proceeds available for investment	$130,123,660	86.75%		$318,053,005	87.09%
Offering proceeds and cash generated from operations, sales and refinancing invested (equity invested)	$121,629,284		100%	$383,017,798		100%
Total assets acquired	$226,929,524	151.29%		$742,763,096	203.39%
Acquisition costs:
Acquisition fees/Prepaid Service Costs	9,749,626	6.49%	8.02%	$22,938,960	6.28%	5.99%
Debt financing costs	936,499	0.62%	0.77%	1,396,875	0.38%	0.36%
Legal fees	1,054,838	0.70%	0.87%	1,582,772	0.43%	0.41%
Appraisal costs	5,546	0.00%	0.00%	3,886	0.00%	0.00%
Registration fees	674	0.00%	0.00%	20,145	0.01%	0.01%
Other	45,979	0.03%	0.04%	—	0.00%	0.00%
Total acquisition costs	$11,793,162	7.86%	9.70%	$25,942,638	7.10%	6.77%
Percent leverage (acquisition debt incurred divided by total assets acquired)		45.5%			47.5%
Date offering commenced		June 2, 2003			April 21, 2005
Original offering period (in months)		24			24
Actual offering period (in months)		23			24
Months to invest 90% of amount available for investment (measured from the beginning of offering)		21			22

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